UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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☐ Soliciting Material Pursuant to § 240.14a-12

VERSO TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VERSO TECHNOLOGIES, INC.

400 Galleria Parkway, Suite 300
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On December 17, 2003

To the Shareholders of Verso Technologies, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders (together with any adjournments or postponements thereof, the “Meeting”) of Verso Technologies, Inc., a Minnesota corporation (the “Company”), will be held at 10:00 a.m., local time, on Wednesday, December 17, 2003, at the Renaissance Waverly Hotel, located at 2450 Galleria Parkway, Atlanta, Georgia 30339, for the purpose of considering and voting upon the following matters:

(1) to elect a board of eight directors to serve until the Company’s next annual meeting of shareholders and until their successors are elected and qualified;

(2) to ratify the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2003; and

(3) to transact such other business as may properly come before the Meeting.

     These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice of Annual Meeting of Shareholders. The Board of Directors of the Company has fixed the close of business on November 12, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Meeting.

     A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Annual Report”) is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this Notice.

By Order of the Board of Directors,

STEVEN A. ODOM
Chairman of the Board and
Chief Executive Officer

Atlanta, Georgia

November 12, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE-PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY REVOKE OR CHANGE YOUR PROXY FOR ANY REASON AT ANY TIME BEFORE THE VOTING BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE MEETING AND VOTING IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, THEN YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF

VERSO TECHNOLOGIES, INC.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      This Proxy Statement (the “Proxy Statement”) and the accompanying form of proxy are being furnished to the shareholders of Verso Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) from holders of the Company’s outstanding common stock, $0.01 par value per share (the “Common Stock”), for use at the Annual Meeting of Shareholders of the Company (together with any adjournments or postponements thereof, the “Meeting”) to be held at 10:00 a.m., local time, on Wednesday, December 17, 2003, at the Renaissance Waverly Hotel, located at 2450 Galleria Parkway, Atlanta, Georgia 30339. This Proxy Statement, the accompanying form of proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Annual Report”) are expected to be mailed to shareholders of record of the Company on or about November 18, 2003.

Solicitation of Proxies

      The Company will bear the costs of printing and mailing the Proxy Statement, as well as all other costs incurred on behalf of the Board in connection with its solicitation of proxies from the Company’s shareholders. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by mail, personal interview, telephone or other means without additional compensation therefor. Arrangements also will be made with brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of the Common Stock not beneficially owned by them, for forwarding such solicitation materials to, and obtaining proxies from, the beneficial owners of such stock entitled to vote at the Meeting. The Company will reimburse these persons for their reasonable expenses incurred in doing so.

Voting Rights and Outstanding Shares

      Only shareholders of record as of the close of business on November 12, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 117,404,184 shares of Common Stock outstanding and entitled to vote at the Meeting, held by approximately 1,770 holders of record. All shareholders of Common Stock are entitled to cast one vote per share held as of the Record Date on each proposal considered at the Meeting.

Quorum and Vote Required

      A quorum of the Company’s shareholders is necessary to hold a valid Meeting. The presence at the Meeting, in person or by proxy, of shares of Common Stock representing a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date will constitute a quorum for transacting business at the Meeting. Abstentions and broker-non votes, discussed below, count as present for establishing a quorum.

      Provided a quorum is present at the Meeting, directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting, meaning that the eight nominees receiving the most votes will be elected as directors. The appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2003, will be ratified by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. If a quorum is not present at the Meeting, then it is expected that the Meeting will be adjourned or postponed to solicit additional proxies.

      All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the votes cast as to any particular proposal on which the broker has expressly not voted. Broker non-votes are proxies from brokers or nominees indicating that those persons have not received instructions from the beneficial owners as to certain proposals on which the beneficial owners are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary voting power to vote without instructions. With respect to the election of directors, abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. With respect to the ratification of the appointment of KPMG LLP as the independent auditors of the Company, abstentions and broker non-votes will have the same effect as votes against the ratification of such appointment.

Revocability of Proxies

      The shares of Common Stock represented by proxy will be voted as instructed if received in time for the Meeting. If no instructions are indicated, then such shares will be voted in favor of (FOR) (i) each nominee for election as a director specified herein; (ii) the ratification of the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2003; and (ii) in the discretion of the proxy holder as to any other matter that may properly come before the Meeting. Any person signing and mailing a proxy may, nevertheless, revoke it at any time before it is exercised by sending to the Company a written revocation notice or a new, duly executed proxy bearing a later date or by attending in person and voting at the Meeting. Attendance at the Meeting, however, will not itself constitute the revocation of a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Bylaws provide that the Board shall consist of not less than one director and not more than ten directors, with the actual number to be established by resolution of the Board. The Board has by resolution established the number of directors at ten. Except as set forth herein and in the Company’s Bylaws, vacancies on the Board and newly created directorships can generally be filled by a vote of a majority of the directors then in office.

      At the Meeting, shareholders are being asked to elect eight directors to serve until the Company’s next annual meeting of shareholders and until their successors are elected and qualified. Vacancies on the Board created by the resignations of Richard L. Mauro and Murali Anantharaman on February 19, 2002, and March 27, 2003, respectively, have not been filled as further discussed below. Proxies may not be voted for a greater number of nominees than named herein.

      It is intended that the shares represented by the enclosed proxy will be voted, unless authority is withheld, for the election to the Board of each of the nominees listed below. If any such nominee for any reason should not be available as a candidate for director, then votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the management of the Company. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.

Recommendation of the Board of Directors

      The Board unanimously recommends that the shareholders of the Company vote FOR each of the nominees for election as director of the Company.

Nominees for Election as Director

      Set forth below is certain information as of the Record Date concerning the nominees for election as director of the Company. This information is based on information furnished to the Company by each nominee. Except as set forth below, each of the nominees has been engaged in his or her principal occupation during the past five years.

      Paul R. Garcia, age 51, has served as a director of the Company since April 2003. Mr. Garcia also currently serves as a member of the Company’s audit committee (the “Audit Committee”). Mr. Garcia has served as a director, President and Chief Executive Officer of Global Payments, Inc. since February 2001. Mr. Garcia also currently serves as chairman of the Board of Global Payments, Inc. From June 1999 to January 2001, he served as Chief Executive Officer of NDC eCommerce. From March 1997 to September 1998, he served as President and Chief Executive Officer of Productivity Point International. From 1995 to 1997, he served as Group President of First Data Card Services.

      Gary H. Heck, age 59, has served as a director of the Company since September 2000. Mr. Heck also currently serves as a member of the Company’s compensation committee (the “Compensation Committee”). From January 2000 to September 2000, Mr. Heck served as a director of Cereus Technology Partners, Inc., which the Company acquired in September 2000 (“Cereus”). Mr. Heck has been a consultant since 1989, most recently serving as a Managing Partner and a co-founder of PacifiCom, a consulting services company. From 1987 until 1989, Mr. Heck was President and Chief Executive Officer of Telematics Products, Inc., a telecommunications products company. From 1983 until 1987, he held various executive positions at Pacific Telesis Corporation, one of the nation’s largest Regional Bell Operating Companies, and completed his tenure as a corporate officer of several subsidiaries of Pacific Telesis and as Chief Executive Officer of PacTel Products Corporation. From 1977 until 1983, Mr. Heck was a Division Manager and District Manager at AT&T Corporation, where he was responsible for sales and marketing programs. From 1967 until 1977, Mr. Heck held various positions at Pacific Telephone & Telegraph.

      James M. Logsdon, age 57, has served as President, Chief Operating Officer and a director of the Company since September 2000. From January 2000 to September 2000, Mr. Logsdon also served as President, Chief Operating Officer and a director of Cereus. From January 1998 to January 2000, Mr. Logsdon served as Vice President and General Manager of Branch Operations — East for the Network Services division of GTE Corporation, a global telecommunications company. From January 1991 to December 1997, he served as GTE’s Vice President, Sales & Marketing — Commercial Markets.

      Amy L. Newmark, age 46, has served as a director of the Company since September 2000. Ms. Newmark also currently serves as a member of the Compensation Committee. From January 2000 to September 2000, Ms. Newmark served as a director of Cereus. Ms. Newmark is a private investor in the technology, Internet and telecommunications fields. From 1995 to 1997, she served as Executive Vice President of Strategic Planning at Winstar Communications, Inc. Prior to 1995, Ms. Newmark served as the general partner of Information Age Partners, L.P., a hedge fund investing primarily in technology and emerging growth companies. Before that, Ms. Newmark was a securities analyst specializing in telecommunications and technology companies. Ms. Newmark is also a director of U.S. Wireless Data, Inc.

      Steven A. Odom, age 50, has served as the Chief Executive Officer and a director of the Company since September 2000 and as the Chairman of the Board since December 2000. From January 2000 to September 2000, Mr. Odom served as the Chairman of the Board and the Chief Executive Officer of Cereus. From 1994 until June 1998, Mr. Odom served as Chief Executive Officer of World Access, Inc., a provider of voice, data and Internet products and services around the world (“World Access”). From June 1998 until June 1999, Mr. Odom also served as Chairman of the Board of World Access. From 1990 until 1994, Mr. Odom was a private investor in several companies, including World Access and its predecessor. From 1987 until 1990, he served as President of the PCS Division of Executone Information Systems in Atlanta, Georgia, a public company that manufactured and distributed telephone systems. From 1983 until 1987, Mr. Odom was the founder, Chairman and Chief Executive Officer of Data Contract Company, Inc., a manufacturer of telephone switching equipment and intelligent pay telephones. From 1974 until 1983, he served as the Executive Vice

President of Instrument Repair Service, a private company co-founded by Mr. Odom in 1974 that repaired test instruments for local exchange carriers.

      Stephen E. Raville, age 56, has served as a director of the Company since October 1997. Mr. Raville also currently serves as the Chairman of the Audit Committee. Since 1996, Mr. Raville has served as Chief Executive Officer and Chairman of the Board of Telscape Communications, Inc. Mr. Raville is also President and controlling shareholder of First Southeastern Corporation., a private investment company he formed in 1992. In 1983, Mr. Raville founded TA Communications, a long-distance telephone company, and served as its President, Chief Executive Officer and Chairman of the Board. In 1985, in conjunction with a merger between TA Communications and Advanced Telecommunications Corporation, Mr. Raville became Chairman and Chief Executive Officer of Advanced Telecommunications until the merger of Advanced Telecommunications into MCI WorldCom, Inc. in late 1992. Mr. Raville also currently serves as a director of the Cleveland Group, Inc.

      Juliet M. Reising, age 52, has served as Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a director of the Company since September 2000. Ms. Reising also served as Executive Vice President, Chief Financial Officer and a director of Cereus from March 2000 to September 2000. From February 1999 to March 2000, Ms. Reising served as Chief Financial Officer of MindSpring Enterprises, Inc., an Internet service provider that merged with EarthLink, Inc. in February 2000. From September 1998 to February 1999, Ms. Reising served as Chief Financial Officer of AvData, Inc., a network management services company acquired by ITC DeltaCom, Inc. in 1999. From September 1997 to September 1998, Ms. Reising served as Vice President and Chief Financial Officer for Composit Communications International, Inc., an international software development company. From August 1995 to September 1997, she served as Vice President and Chief Financial Officer of InterServ Services Corporation, which was merged with Aegis Communications, Inc. in 1997. Ms. Reising started her career with Ernst & Young LLP in Atlanta, Georgia, where she received her certified public accountant license.

      Joseph R. Wright, Jr., age 65, has served as a director of the Company since September 2000. Mr. Wright also currently serves as a member of the Audit Committee. From January 2000 to September 2000, Mr. Wright served as a director of Cereus. Mr. Wright is presently President and Chief Executive Officer of PanAmSat Corp., a provider of global satellite-based communications services, servicing news organizations, telecommunications companies, DirectTV services, Internet networks and others around the globe. In the six years prior to taking these positions in 2001, Mr. Wright served as Vice Chairman of Terremark Worldwide, Inc., a public company that develops and operates Network Access Point centers in the United States and Brazil. Mr. Wright also served as Chairman of the Board and a director of GRC International, Inc., a public company that provides advanced Internet and software technologies to government and commercial customers (“GRC”). In March 2000, GRC was acquired by AT&T Corp. From 1989 through 1994, Mr. Wright also served as a Co-Chairman and a director of Baker & Taylor Holdings, Inc., an international book/video/software distribution and e-commerce company. Mr. Wright also served as Vice Chairman, Executive Vice President and director of W.R. Grace & Company, a specialty chemicals and healthcare company, Chairman of Grace Energy Company, and President of Grace Environmental Company. He served as Deputy Director, then Director, of the Federal Office of Management and Budget under President Reagan, serving in the Cabinet and the Executive Office of the President from 1982 to 1989. He also served as Deputy Secretary of the Department of Commerce from 1981 to 1982. Mr. Wright previously held positions as President of two of Citibank’s subsidiaries, as a partner of Booze Allen and Hamilton and in various management and economic positions in the Federal Departments of Commerce and Agriculture. In addition, Mr. Wright currently serves on the Board of Directors of Terremark Worldwide, Inc., Titan Corporation, Jefferson Consulting Group, AT&T Government Markets, Proxim Corp. and Barington Capital.

      As a condition to completing the Company’s acquisition of Telemate.Net Software, Inc. (“Telemate”) in November 2001, the Board was required to appoint, as of the effective time of such acquisition, two additional directors to serve on the Board who were selected by Telemate and reasonably acceptable to the Board. In satisfaction of such condition, the Board appointed Messrs. Anantharaman and Mauro as directors of the Company effective November 16, 2001, the date on which the Company acquired Telemate. Pursuant to the terms of the Telemate acquisition, until the 2004 annual meeting of the Company’s shareholders, any vacancy on the Board arising from the resignation, removal or death of Messrs. Anantharaman or Mauro is to be filled, and any nominee selected to fill a director position occupied by Messrs. Anantharaman or Mauro is to be nominated, by the remaining Telemate representative on the Board and approved by the Board. Messrs. Mauro and Anantharaman resigned as directors of the Company effective February 19, 2002, and March 27, 2003, respectively. After the resignation of Mr. Mauro, Mr. Anantharaman did not nominate any individual to fill the vacancy on the Board created by such resignation.

      There are no family relationships among any of the executive officers or directors of the Company. Except as disclosed above, no arrangement or understanding exists between any director and any other person pursuant to which any director was selected to serve as a director. To the best of the Company’s knowledge, (i) there are no material proceedings to which any director of the Company is a party, or has a material interest, adverse to the Company; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of the directors during the past five years.

Board of Directors, Board Committees and Meetings

      The Board is currently comprised of Messrs. Garcia, Heck, Logsdon, Odom, Raville and Wright and Ms. Newmark and Ms. Reising. The current directors shall serve as directors until the Meeting and until their successors are elected and qualified.

      The Company’s business and affairs are managed by the Board, which met four times during the year ended December 31, 2002, and took action by unanimous written consent five times during such time period. The Board has established a Compensation Committee and an Audit Committee. The Board has not established a separate committee of its members to nominate candidates for election as directors.

      The current members of the Compensation Committee are Ms. Newmark and Mr. Heck. The function of the Compensation Committee is to set the compensation for those officers of the Company who are also directors of the Company and to act on other such matters relating to compensation as it deems appropriate, including the administration of the Company’s stock incentive plans. The Compensation Committee met four times during the year ended December 31, 2002.

      The current members of the Audit Committee are Messrs. Garcia, Raville and Wright, with Mr. Raville serving as the chairman. From January 1, 2002 to May 1, 2002, the members of the Audit Committee were Messrs. Raville and Wright and Max E. Bobbit, who resigned as a director of the Company and a member of the Audit Committee on May 1, 2002. From May 7, 2002 to December 31, 2002, the members of the Audit Committee were Messrs. Anantharaman, Raville and Wright. Mr. Garcia became a member of the Audit Committee in April 2003, replacing Mr. Anantharaman who resigned as a director of the Company and a member of the Audit Committee on March 27, 2003. The function of the Audit Committee is to review the Company’s accounting, auditing, operating and reporting practices. The Audit Committee reviews the Company’s annual financial statements, changes in accounting practices, the selection and scope of the work of the Company’s independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee met four times during the year ended December 31, 2002.

      Each director of the Company attended 75% or more of the meetings of the Board and committees on which such director served during the year ended December 31, 2002.

Executive Officers

      Executive officers of the Company are elected or appointed by the Board and hold office until their successors are elected or until their death, resignation or removal, subject to the terms of applicable employment agreements. The following table sets forth the name of each executive officer of the Company, the office held by such officer and the age, as of the Record Date, of such officer:

Name	Age	Position

Steven A. Odom	50	Chairman of the Board and Chief Executive Officer
James M. Logsdon	57	President and Chief Operating Officer
Juliet M. Reising	52	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

      Certain additional information as of the Record Date concerning each executive officer of the Company is set forth in the section of this Proxy Statement titled “Proposal 1 — Election of Directors — Nominees for Election as Director.”

      There are no family relationships among any of the executive officers or directors of the Company. Except as disclosed in the applicable employment agreements discussed in the section of this Proxy Statement titled “Proposal 1 — Election of Directors — Compensation of Directors and Executive Officers — Employment Agreements,” no arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected to serve as an executive officer. To the best of the Company’s knowledge, (i) there are no material proceedings to which any executive officer of the Company is a party, or has a material interest, adverse to the Company; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer during the past five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors and executive officers, and all persons who beneficially own more than 10% of the outstanding shares of Common Stock (“Reporting Persons”), to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such forms furnished to the Company for the year ended December 31, 2002, and the information provided to the Company by Reporting Persons of the Company, no Reporting Person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except that Ms. Reising did not file a Form 4 reporting the acquisition of 86,207 shares of Common Stock on October 1, 2002 until October 23, 2002.

AUDIT COMMITTEE REPORT

To the Board of Directors:

      The Audit Committee consists of the following members of the Board: Messrs. Garcia, Raville and Wright, with Mr. Raville serving as the chairman. Each of the members meets the independence requirements of Rule 4200(a)(15) of the NASD Listing Standards.

      The Audit Committee operates under a written charter adopted by the Board on February 24, 2000, and amended by the Board on May 7, 2002, a copy of which, as so amended, was attached as an appendix to the Company’s proxy statement for its 2002 annual meeting of shareholders.

      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

      We have discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with KPMG LLP its independence.

      Based on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements referred to above be included in the Annual Report for filing with the SEC.

Respectfully submitted,

PAUL R. GARCIA*
STEPHEN E. RAVILLE (CHAIRMAN)
JOSEPH R. WRIGHT, JR.

*	Mr. Garcia was appointed to the Audit Committee in April 2003, and, therefore, did not participate in any discussions of the Audit Committee concerning the audit of the Company’s financial statements as of and for the year ended December 31, 2002.

      Pursuant to the regulations of the SEC, this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

      The Company reimburses directors for out-of-pocket expenses incurred in attending Board or committee meetings. In addition, non-employee directors are eligible to receive grants of stock options under the Company’s 1999 Stock Incentive Plan.

Executive Compensation

      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by each person who served as the Chief Executive Officer of the Company during the year ended December 31, 2002, as well as for other executive officers of the Company and its subsidiaries whose salary and bonus exceeded $100,000 during the year ended December 31, 2002 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation

		Annual Compensation			Securities
Name and					Underlying Options	All Other
Principal Position	Year	Salary ($)	Bonus ($)		(#)(1)	Compensation ($)

Steven A. Odom	2002	$443,180	$—		—	$—
Chief Executive Officer(2)	2001	431,250	168,750	(5)	—	—
	2000	—	—		725,000	—
James M. Logsdon	2002	266,180	—		—	—
President and	2001	270,000	63,750	(6)	—	—
Chief Operating Officer(3)	2000	58,333	—		95,000	—
Juliet M. Reising	2002	258,680	—		437,500	—
Executive Vice President	2001	225,000	112,500		—	—
and Chief Financial	2000	58,333	—		50,000	—
Officer(4)

(1)	The exercise price of all options granted to the Named Executive Officers are equal to or greater than the fair market value of the Common Stock on the dates such options were granted.

(2)	Mr. Odom became the Chief Executive Officer of the Company in September 2000. Pursuant to the terms of Mr. Odom’s employment agreement, he received stock options in lieu of cash compensation for 2000. See the section of this Proxy Statement titled “Proposal 1 — Election of Directors — Compensation of Directors and Officers — Employment Agreements.”

(3)	Mr. Logsdon became the President and Chief Operating Officer of the Company in September 2000. See the section of this Proxy Statement titled “Proposal 1 — Election of Directors — Compensation of Directors and Officers — Employment Agreements.”

(4)	Ms. Reising became the Executive Vice President and Chief Financial Officer of the Company in September 2000. See the section of this Proxy Statement entitled “Proposal 1 — Election of Directors — Compensation of Directors and Officers — Employment Agreements.”

(5)	The amount of 2001 bonus earned by Mr. Odom was previously reported by the Company as $225,000. Of such amount, only $168,750 was paid to Mr. Odom in cash and the remainder was paid to Mr. Odom in stock options granted to Mr. Odom in January 2003. The exercise price of such options is the fair market value of the Common Stock on the date of grant.

(6)	The amount of 2001 bonus earned by Mr. Logsdon was previously reported as $85,000. Of such amount, only $63,750 was paid to Mr. Logsdon in cash and the remainder was paid to Mr. Logsdon in stock options granted to Mr. Logsdon in January 2003. The exercise price of such options is the fair market value of the Common Stock on the date of grant.

Option Grants in Last Fiscal Year

      The following table sets forth information with respect to options granted under the Company’s 1999 Stock Incentive Plan to the Named Executive Officers for the year ended December 31, 2002.

Potential
Realizable Value
Per Share at
	Individual Grants				Assumed Annual
Rates of Stock
	Number of	Percent of			Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to			Option Term(1)
	Options	Employees in	Exercise Price	Expiration
Name	Granted	2002	(per share)	Date	5%	10%

Steven A. Odom	—	—	—	—	—	—
James M. Logsdon	—	—	—	—	—	—
Juliet M. Reising(2)	437,500	35.0%	$2.14	8/2/12	$0.85	$1.35

(1)	Amounts represent certain assumed rates of appreciation as set forth by the rules of the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

(2)	On August 2, 2002, the Company granted Ms. Reising a non-qualified stock option to purchase 437,500 shares of Common Stock at an exercise price of $2.14 per share; the fair market value of the Common Stock on August 2, 2002, was $0.52 per share. On February 1, 2002, the Company terminated options and warrants held by Ms. Reising to purchase 1,190,000 shares of Common Stock with exercise prices ranging from $4.14 to $10.14 per share.

Aggregated Option Exercises and Year-End Option Values

      The following table sets forth information concerning the value at December 31, 2002, of the unexercised options held by each of the Named Executive Officers. The value of unexercised options reflects the increase in market value of the Common Stock from the date of grant through December 31, 2002. No Named Executive Officer exercised any options during the year ended December 31, 2002.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at Fiscal Year-End		at Fiscal Year-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven A. Odom(2)	2,079,453	1,062,500	$-0-	$-0-
James M. Logsdon(3)	895,802	262,500	-0-	-0-
Juliet M. Reising(4)	705,704	452,083	-0-	-0-

(1)	Value of the Company’s unexercised, in-the-money options based on the average of the high and low price of the Common Stock as of December 31, 2002, which was $0.495 per share.

(2)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 2,416,953 shares of Common Stock, of which options or warrants to acquire an aggregate of 1,716,953 shares of Common Stock were exercisable at December 31, 2002, and options or warrants to acquire an aggregate of 700,000 shares of Common Stock were unexercisable at December 31, 2002.

(3)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 1,063,302 shares of Common Stock, of which options or warrants to acquire an aggregate of 800,802 shares of Common Stock were exercisable at December 31, 2002, and options or warrants to acquire an aggregate of 262,500 shares of Common Stock were unexercisable at December 31, 2002.

(4)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 670,287 shares of Common Stock, of which options or warrants to acquire an aggregate of 364,037 shares of Common Stock were exercisable at December 31, 2002, and options or warrants to acquire an aggregate of 306,250 shares of Common Stock were unexercisable at December 31, 2002.

Employment Agreements

      On September 29, 2000, the Company entered into an Executive Employment Agreement with Mr. Odom, pursuant to which Mr. Odom has agreed to serve as the Chief Executive Officer of the Company for a term of three years. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the Board; (iii) a prohibition against Mr. Odom’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Odom’s salary and benefits for the 24 months following his termination by the Company without cause or by him for “good reason.” Effective January 16, 2001, Mr. Odom’s base salary under the agreement was increased to $450,000. Effective November 1, 2002, Mr. Odom’s base salary under the agreement was reduced to $405,000 until May 1, 2003, when his base salary under the agreement returned to $450,000.

      On September 29, 2000, the Company entered into an Executive Employment Agreement with Mr. Logsdon, pursuant to which Mr. Logsdon has agreed to serve as the President and Chief Operating Officer of the Company for a term of three years for a base salary at an annual rate per year of $175,000 through and including February 1, 2001, and at an annual rate per year of $225,000 thereafter. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the Board; (iii) a prohibition against Mr. Logsdon’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Logsdon’s salary and benefits for 24 months following his termination by the Company without cause or by him for “good reason.” Effective January 1, 2001, Mr. Logsdon’s base salary under the agreement was increased to $270,000. Effective November 1, 2002, Mr. Logsdon’s base salary under the agreement was reduced to $243,000 until May 1, 2003, when his base salary under the agreement returned to $270,000.

      On September 29, 2000, the Company entered into an Executive Employment Agreement with Ms. Reising, pursuant to which Ms. Reising has agreed to serve as the Executive Vice President and Chief Financial Officer of the Company for a term of three years for a base salary at an annual rate per year of $175,000 through and including March 23, 2001, and at an annual rate per year of $200,000 thereafter. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the Board; (iii) a prohibition against Ms. Reising’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Ms. Reising’s salary and benefits for the 24 months following her termination by the Company without cause or by her for “good reason.” Effective January 1, 2001 and March 1, 2002, Mr. Reising’s base salary under the agreement was increased to $225,000 and $270,000, respectively. Effective November 1, 2002, Ms. Reising’s base salary under the agreement was reduced to $243,000 until May 1, 2003, when her base salary under the agreement returned to $270,000.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The executive compensation program is administered by the Compensation Committee of the Board, which in 2002 consisted of non-employee directors Ms. Newmark and Mr. Heck. The executive compensation program supports the Company’s commitment to providing superior shareholder value and is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company and to accomplish the Company’s short and long-term objectives. The Compensation Committee attempts to structure a compensation program for the Company that will reward its top executives with bonuses, stock and option awards upon attainment of specified goals and objectives while striving to maintain salaries at reasonably competitive levels. The Compensation Committee reviews the compensation (including salaries, bonuses and stock options) of the Company’s officers and performs such other duties as may be delegated to it by the Board. The Compensation Committee held four meetings during the year ended December 31, 2002.

      In reviewing the compensation to be paid to the Company’s executive officers during the year ended December 31, 2002, the Compensation Committee sought to ensure that executive officers were rewarded for long-term strategic management, for increasing the Company’s value for its shareholders and for achieving internal goals.

      The key components of executive officer compensation are salary, bonuses and stock option awards. Salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers in the Company and compensation provided at competitive companies and companies of similar size. Bonuses and stock option awards are intended to reward exceptional performance. Benchmarks for determining base salary and bonus levels include targeted funds from operations levels, strength of the balance sheet and creation of shareholder value. Stock option awards are also intended to increase an officer’s interest in the Company’s long-term success as measured by the market and book value of the Common Stock. Stock awards may be granted under various incentive plans to officers and directors of the Company and its subsidiaries and to employees specified in such plans who have managerial or supervisory responsibilities.

      The Company entered into Executive Employment Agreements with Messrs. Odom and Logsdon and Ms. Reising which are described in the section of this Proxy Statement titled “Proposal 1 — Election of Directors — Compensation of Directors and Executive Officers — Employment Agreements.”

      Based on the policy of executive compensation and the benchmarks discussed above, Messrs. Odom and Logsdon and Ms. Reising were each entitled to receive a bonus for the year ended December 31, 2002, but each declined such bonus due to economic circumstances.

Respectfully submitted,

AMY L. NEWMARK
GARY H. HECK

      Pursuant to the regulations of the SEC, this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      From January 1, 2002 through December 31, 2002, the Compensation Committee was comprised of non-employee directors Ms. Newmark and Mr. Heck. There were no Compensation Committee Interlocks.

      In the second quarter of 2002, PacifiCom, a consulting firm in which Mr. Heck, a director of the Company and a member of the Compensation Committee, is a partner, provided to the Company consulting services relating to management performance. In exchange for such services, in December 2002 and January 2003, the Company issued to Mr. Heck and his partner options to purchase an aggregate of 125,000 and 15,000 shares of Common Stock, respectively, with exercise prices equal to the fair market value of the Common Stock on the date of grant. The services provided by PacifiCom had a fair market value in excess of the options granted to Mr. Heck and his partner for such services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Descriptions of the employment agreements between the Company and each of the Named Executive Officers are set forth in the section of this Proxy Statement titled “Proposal 1 — Election of Directors — Compensation of Directors and Executive Officers — Employment Agreements.”

      In addition, the Company entered into Indemnification Agreements with each of its directors and non-director officers at the level of Vice President and above. These agreements were ratified by the shareholders of the Company at the Company’s annual meeting of shareholders held in 2001.

      In connection with the consummation of the Company’s acquisition of Telemate on November 16, 2001, Telemate entered into a Separation Agreement (the “Mauro Agreement”) with Mr. Mauro, who served as a director of the Company from November 16, 2001, to February 19, 2002, pursuant to which Mr. Mauro’s employment as Chief Executive Officer and President of Telemate was terminated effective November 23, 2001. Pursuant to the Mauro Agreement (i) in November 2001, Telemate paid Mr. Mauro $15,769 for accrued but unused time off and $89,819 for a prorated quarterly bonus for the quarter and year ended December 2001; and (ii) Telemate paid to Mr. Mauro separation pay in the amount of $308,807 over a 12-month period and continued Mr. Mauro’s health insurance coverage for such period at the same cost that such coverage is offered to Telemate employees.

      In the second quarter of 2002, PacifiCom, a consulting firm in which Mr. Heck, a director of the Company and a member of the Compensation Committee, is a partner, provided to the Company consulting services relating to management performance. In exchange for such services, in December 2002 and January 2003, the Company issued to Mr. Heck and his partner options to purchase an aggregate of 125,000 and 15,000 shares of Common Stock, respectively, with exercise prices equal to the fair market value of the Common Stock on the date of grant. The services provided by PacifiCom had a fair market value in excess of the options granted to Mr. Heck and his partner for such services.

      There are no material relationships between the Company and its directors or executive officers except as previously discussed herein. In the ordinary course of business and from time to time, the Company and its affiliates and subsidiaries may do business with each other.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information regarding the beneficial ownership of Common Stock as of November 12, 2003, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director; (iii) each Named Executive Officer; and (iv) all executive officers and directors of the Company as a group. All beneficial ownership information reported below is based upon publicly available information and certain additional information known to the Company.

	Common Stock
	Beneficially Owned(1)

	Number of
	Shares of	Percentage
Name of Beneficial Owner	Common Stock	of Class(2)

Steven A. Odom‡†(3)	3,140,921	2.6%
Juliet M. Reising‡†(4)	1,337,538	1.1
James M. Logsdon‡†(5)	1,182,138	1.0
Gary H. Heck†(6)	521,875	*
Amy L. Newmark†(7)	515,000	*
Joseph R. Wright, Jr.†(8)	462,465	*
Stephen E. Raville†(9)	252,500	*
Paul R. Garcia† (10)	241,000	*
All executive officers and directors as a group (8 persons) (11)	7,653,437	6.2

†	Director of the Company

‡	Officer of the Company

*	Less than 1% of the issued and outstanding shares of the Common Stock.

(1)	Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of November 12, 2003, are treated as outstanding only when determining the amount and percentage owned by such individual or group.

(2)	In accordance with regulations of the SEC, the percentage calculations are based on 117,404,184 shares of Common Stock issued and outstanding as of November 12, 2003, plus shares of Common Stock which may be acquired within 60 days of November 12, 2003, by each individual or group listed.

(3)	Includes (i) 1,300 shares of Common Stock held by Mr. Odom’s wife as to which Mr. Odom may be deemed to share voting and investment power; (ii) 14,600 shares of Common Stock held by Mr. Odom’s son as to which Mr. Odom may be deemed to share voting and investment power; and (iii) 2,820,821 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of November 12, 2003.

(4)	Includes (i) 143,082 shares of Common Stock held in an account owned by Ms. Reising’s husband as to which Ms. Reising may be deemed to share voting and investment power; and (ii) 1,194,456 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of November 12, 2003.

(5)	Includes 1,139,724 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of November 12, 2003.

(6)	Includes 500,000 shares of Common Stock issuable pursuant to warrants exercisable within 60 days of November 12, 2003.

(7)	Includes 375,000 shares of Common Stock issuable pursuant to warrants exercisable within 60 days of November 12, 2003.

(8)	Includes (i) 17,500 shares of Common Stock held by Cadet, LLC, of which Mr. Wright serves as manager and in which he holds an equity interest and over which Mr. Wright may be deemed to have sole investment and voting power; and (ii) 358,853 shares of Common Stock issuable pursuant to warrants exercisable within 60 days of November 12, 2003.

(9)	Includes (i) 147,500 shares of Common Stock issuable pursuant to options exercisable within 60 days of November 12, 2003; and (ii) 50,000 shares of Common Stock owned by the Raville 1994 Family Limited Partnership over which Mr. Raville does not have investment or voting power and over which Mr. Raville disclaims beneficial ownership.

(10)	Represents 131,000 shares of Common Stock issuable pursuant to an option exercisable within 60 days of November 12, 2003.

(11)	Includes 6,667,354 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of November 12, 2003.

PERFORMANCE GRAPH

      The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total shareholder return of two peer groups of companies and The Nasdaq Market Index for the five-year period ended on December 31, 2002. This line graph assumes a $100 investment on December 31, 1997, and actual increases of the market value of the Common Stock relative to an initial investment of $100. The comparisons in this table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Common Stock.

      The new peer group selected is comprised of Lucent Technologies, Inc., Nortel Networks Corporation, Sonus Networks, Inc. and VocalTec Communications Ltd. (the “New Peer Group”).

      The peer group selected in the performance graph set forth in the Company’s proxy statement dated November 7, 2002, was comprised of Cisco Systems, Inc., Tekelec and each of the companies included in the New Peer Group (the “Old Peer Group”). The Company has included the New Peer Group in the graph below because the businesses of Cisco Systems, Inc. and Tekelec no longer reflect the Company’s business as currently conducted.

	Cumulative Total Return

	12/97	12/98	12/99	12/00	12/01	12/02

VERSO TECHNOLOGIES, INC.	100.00	101.32	169.75	31.58	27.37	10.97
NASDAQ STOCK MARKET (U.S.)	100.00	140.99	261.49	157.77	125.16	86.53
OLD PEER GROUP	100.00	234.98	484.30	257.21	106.43	62.80
NEW PEER GROUP	100.00	225.13	418.89	146.08	44.30	9.24

$100 invested on 12/31/97 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

      Pursuant to the regulations of the SEC, this performance graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      KPMG LLP currently serves as the Company’s independent auditors and conducted the audit of the Company’s consolidated financial statements for the year ended December 31, 2002. The Board has appointed KPMG LLP to serve as independent auditors to conduct an audit of the Company’s consolidated financial statements for the year ending December 31, 2003.

      Appointment of the independent auditors of the Company is not required to be submitted to a vote of the shareholders of the Company for ratification under the laws of the State of Minnesota. However, the Audit Committee has recommended that the Board submit this matter to the shareholders of the Company as a matter of good corporate practice. If the shareholders fail to ratify the appointment, then the Board will appoint another firm to serve as the independent auditors of the Company for the year ending December 31, 2004.

      Representatives of KPMG LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

      For the year ended December 31, 2002, KPMG LLP, the independent auditors of the Company, billed the Company an aggregate of $275,660 for professional services rendered for the audit of the Company’s consolidated financial statements for such period and the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q during such period.

Financial Information Systems Design and Implementation Fees

      KPMG LLP rendered no services for financial information systems design and implementation, as described in Rule 2-01(c)(4)(ii) of Regulation S-X promulgated by the SEC under the Exchange Act, and, accordingly, billed the Company no fees for such services.

All Other Fees

      For the year ended December 31, 2002, KPMG LLP billed $210,320 to the Company for services other than those described above. These fees primarily relate to transaction services and the preparation of federal, state and local tax returns.

Compatibility of Audit Fees

      The Audit Committee has considered the provision of non-audit services by KPMG LLP and the fees paid to it for such services and believes that the provision of such services and its fees are compatible with maintaining the independence of KPMG LLP.

Recommendation of the Board of Directors

      The Board unanimously recommends that the shareholders of the Company vote FOR Proposal 2.

ADDITIONAL INFORMATION

Annual Report

      A copy of the Annual Report, excluding exhibits, is enclosed with this Proxy Statement. The Annual Report is not a part of the proxy soliciting material enclosed herewith. Upon receipt of a written request, the Company will, without charge, furnish any owner of its Common Stock a copy of its Annual Report, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.

Other Matters

      Management knows of no matters which will be presented for consideration at the Meeting other than those stated in the Notice of Annual Meeting of Shareholders which accompanied this Proxy Statement. However, if any other matters do properly come before the Meeting, the person or persons named in the accompanying proxy form will vote the proxy in accordance with their best judgment regarding such matters. Such person or persons will also vote the proxy in accordance with their best judgment on matters incident to the conduct of the Meeting, including any decisions to adjourn the Meeting.

Shareholder Proposals

      Any and all shareholder proposals for inclusion in the proxy materials for the Company’s annual meeting of shareholders to be held in 2004 must comply with the rules and regulations promulgated under the Exchange Act and must be received by the Company, at its offices located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, not later than March 1, 2004. Proposals should be addressed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.

      Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the accompanying form of proxy and return it promptly to the Company in the enclosed postage-paid envelope. Shareholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

By Order of the Board of Directors,

STEVEN A. ODOM
Chairman of the Board and
Chief Executive Officer

Atlanta, Georgia

November 12, 2003

VERSO TECHNOLOGIES, INC.
400 Galleria Parkway, Suite 300
Atlanta, Georgia 30339

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 17, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERSO TECHNOLOGIES, INC.

     The undersigned holder of shares of common stock, par value $0.01 per share (the “Common Stock”), of VERSO TECHNOLOGIES, INC., a Minnesota corporation (the “Company”), hereby appoints Steven A. Odom and Juliet M. Reising, and each of them, with full power of substitution, proxies to vote the shares of Common Stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at 10:00 a.m., local time, on Wednesday, December 17, 2003, at the Renaissance Waverly Hotel, located at 2450 Galleria Parkway, Atlanta, Georgia 30339, and any adjournment or postponement thereof (the “Meeting”).

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED IN FAVOR OF (FOR) ITEMS 1, 2 AND 3.

1.	To elect a board of eight directors to serve until the Company’s next annual meeting of shareholders and until their successors are elected and qualified.

☐ FOR all nominees (except as marked below)	☐ WITHHOLD authority to vote for all nominees

Paul R. Garcia	Steven A. Odom
Gary H. Heck	Stephen E. Raville
James M. Logsdon	Juliet M. Reising
Amy L. Newmark	Joseph R. Wright, Jr.

INSTRUCTIONS: To withhold authority to vote for any nominee, enter the name of such nominee in the space provided below:

2.	To ratify the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact such other business as may properly come before the Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE PROPOSALS ABOVE.

Receipt of the Company’s Proxy Statement dated November 12, 2003, is hereby acknowledged.

Signature

Signature if jointly held

Dated: _________________________________, 2003

Please date and sign as name appears hereon. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign in partnership name by authorized person. Joint owners should each sign.